Exhibit 6.5

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of November 28, 2021, and effective January 1,2022 between Flower Turbines, Inc., a Delaware corporation, having an address at P.O. Box 647, Lawrence, New York 11559 ("Employer"), and Warren Stoll, having an address at 10 Dawson Ave., Passaic, NJ 07055 ("Employee") and a social security number 559727800.

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1:    POSITION AND DUTIES

1.01    Agreement to Employ and Acceptance of Employment. Employer hereby employs Employee, and Employee hereby accepts employment, for the position of COO upon the terms and conditions set forth in this Agreement. Employee agrees to perform diligently and to the best of his abilities the duties and responsibilities—including but not limited to supervision of operations, sales, and any other tasks needed to run the company, whether directly or through delegation-- appertaining to the position as reasonably directed by Employer. These duties may be modified and updated by Employer from time to time with the consent of Employee, which consent shall not be unreasonably withheld. Employee shall perform all other reasonable duties assigned by Employer and comply with all other reasonable instructions issued by Employer.

1.02    Best Efforts. Employee promises to devote his full time during normal business hours to the business and affairs of Employer, to use his best efforts to promote the interests of Employer, and to faithfully and diligently perform his duties and responsibilities. Employee acknowledges that the Employment may sporadically require services outside of normal business hours. In such event, Employer agrees to either provide leave time to compensate for the after-hours Employment or to compensate Employee for the extra time the Employee spent in after-hours Employment.

ARTICLE 2:    NATURE AND TERM OF EMPLOYMENT

2.01    Term of Employment. The employment of Employee shall start on January 1, 2022 as a regular employee. This agreement shall be for 4 years. The employment of Employee shall continue only as long as the services of Employee are satisfactory to Employer, notwithstanding any other provisions of this Agreement. Employer shall be the sole judge as to whether the services of Employee are satisfactory. Employee understands and acknowledges that Employee serves at the pleasure of Employer and that his employment is at will. Nothing in this Agreement shall prevent, limit or otherwise interfere with the right of Employer to terminate the services of Employee at any time.

2.02    Good Faith Obligations of the Parties. Employer shall act as a good employer in all dealings with Employee; shall deal with Employee in good faith in all aspects of the employment relationship; and shall take all practicable steps to provide Employee with a safe and healthy work environment. Employee shall perform his duties with all reasonable skill and diligence; shall conduct his duties in the best interests of Employer and the employment relationship; shall deal with Employer in good faith in all aspects of the employment relationship; and shall take all practicable steps to perform the job in a way that is safe and healthy for herself and his fellow employees.

2.03    Employee Has No Conflicting Obligations. Employee warrants and represents that Employee has the ability to enter into this Agreement, that entering into and performing this Agreement will not violate any agreement with or obligation to any third party, and that there are no restrictions or obligations to any third party which would restrict or interfere with Employee's performance of his duties or the discharge of his obligations under this Agreement.

ARTICLE 3:    COMPENSATION

3.01    Salary. Employer shall pay to Employee, for services rendered, a salary at the rate of $12,000 per month. There will be a bonus of 2% of Flower Power sales for the years 2022 through end of 2025. Any further increases in Employee's salary shall be in the sole discretion of Employer. The aforesaid salary, as the same may be increased from time to time, shall constitute the "base salary" for purposes of this Agreement.

3.02    Date and Method of Payment. Employee's pay shall be paid on the date and by the method that Employer customarily utilizes for paying employees. The compensation paid by Employer to Employee will be subject to applicable federal, state and local withholding taxes and payroll taxes and such other deductions as may be required by law.

3.03    Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties in accordance with the policies and procedures established by Employer. The expenses which Employee may incur shall be ordinary and necessary expenses incurred in a trade or business as defined in federal income tax law. Employee shall provide an itemized account of expenditures and appropriate receipts to Employer, in accordance with policies established by Employer, when requesting reimbursement.

3.04    Pay Records. Employer shall maintain proper and accurate attendance and pay records, and shall provide Employee with a clear statement of earnings and deductions with each pay.

ARTICLE 4:    VACATIONS AND LEAVE

4.01    Vacation. Employee shall be entitled to paid vacation for fifteen business days during the first twelve months of employment and twenty business days during each twelve month period thereafter. However, Employee agrees not to take any vacation during the first three months of employment. Employee shall be entitled to carry over up to 5 vacation days from one year to the next. National holidays shall not constitute vacation days. Employee may take his vacation in an uninterrupted break. Although the parties anticipate that vacations will be granted at the times requested by Employee, Employer reserves the right to determine or approve the vacation time in order to ensure the efficient and orderly operation of the business. Upon termination of employment Employee shall not be entitled to any compensation for unused vacation days.

ARTICLE 5:    OTHER EMPLOYMENT OBLIGATIONS

5.01    Employee to Devote Full Time to Employer. Employee will devote full time, attention and energies to the business of Employer, and during this employment will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage.

5.02    No Other Employment. During the term of this Agreement Employee shall not, except as agreed to in writing by Employer, engage, directly or indirectly, in any other business, investment or activity that interferes with the performance of Employee's duties hereunder, is contrary to the interest of Employer or any of its affiliates, or requires any significant portion of Employee's business time. Employee shall not provide services for, work for or accept or receive any payment, compensation or consideration from any other organization, firms, corporation, association, society, person or other entity for services performed or to be performed by Employee.

5.03    Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interest of Employer and to do no act which would injure the business, interests or reputation of Employer or any of its affiliates. In keeping with these duties, Employee shall make full disclosure of all business opportunities pertaining to Employer or any of its affiliates’ business and shall not appropriate for Employee's own benefit any such business opportunity.

5.04    Statements Concerning Employer. Employee shall refrain, both during the employment relationship and after the termination of the employment relationship, from publishing any oral or written statements about Employer or any of its affiliates or any officers, employees, agents or representatives thereof that are slanderous, libelous or defamatory, or that constitute an intrusion into the private lives or personal affairs of any of the foregoing, or that give rise to unreasonable or unfavorable publicity regarding any of the foregoing, or that constitute a misappropriation of the name or likeness of any of the foregoing.

5.05    Confidential Information and Trade Secrets. Employee shall not, whether during the term of employment or after its termination for whatever reason, make any unauthorized disclosure of any confidential information or trade secrets of Employer or any of its affiliates, or make any use thereof except in the carrying out of Employee's duties hereunder. Employee shall keep all confidential information and trade secrets of Employer and its affiliates in strict confidence, and shall not misuse, misappropriate, give, sell, disclose or impart any confidential information or trade secrets to any person, firm, corporation or other entity, other than as is necessary for the proper performance of his duties under this Agreement, or required by law, or consented to in writing by Employer. Confidential information and trade secrets include, without limitation, all proprietary software and system designs owned by or licensed to Employer or any of its affiliates, the marketing plans of Employer and its affiliates, the prices Employer or any of its affiliates obtains or has obtained or at which Employer or any of its affiliates sells or has sold products or services, compensation paid to employees, all confidential information and trade secrets provided to Employer or any of its affiliates by customers or vendors, all financial statements and other information relating to the financial condition of Employer and its affiliates, and all information relating to research and development activities, ideas or projects of Employer or any of its affiliates. Employee agrees to preserve and protect the confidential information and trade secrets of third parties to the same extent and on the same basis as the confidential information and trade secrets of Employer. All files, records, documents, memoranda, note, books, databases, drawings, email, voice mail, specifications, computer programs, mechanisms, devices, equipment or other items in any manner affecting or relating to the business of Employer or any of its affiliates, whether or not they are prepared by Employee, or come into Employee's possession in any other way and whether or not they contain or constitute trade secrets owned by Employer or any of its affiliates, are and shall remain the exclusive property of Employer and its affiliates and shall not be copied or otherwise duplicated or remove from the premises of Employer or any of its affiliates under any circumstances whatsoever without the prior written consent of Employer in each instance. A trade secret is any information, process or idea that is not generally known to persons outside of Employer and its affiliates, which Employer considers confidential, and which gives Employer or any of its affiliates a competitive advantage. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee individually or in conjunction with others during the employment of Employee by Employer, whether or not during working hours or on Employer's premises, which relate to Employer's business, products or services, shall be disclosed by Employee to Employer and shall be the sole and exclusive property of Employer.

5.06    Conflicts of Interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, may adversely affect Employer or any of its affiliates and may involve a conflict of interest. Employee shall not directly or indirectly knowingly become involved in or engage in any activity which conflicts with the interests of Employer or any of its affiliates. Employee shall not, either personally or as an employee, consultant or agent for any other entity or person, carry on or invest in any business in competition with Employer or any of its affiliates. If, while performing his duties and responsibilities under this Agreement, Employee becomes aware of any potential or actual conflict between his interests and those of Employer or any of its affiliates, then Employee shall immediately inform Employer. Where Employer forms the view that such a conflict does or could exist, it may direct Employee to take actions to resolve that conflict, and Employee shall comply with those directions. When acting in his capacity as Employee, Employee shall not, either directly or indirectly, receive or accept for his own benefit or the benefit of any person or entity other than Employer or any of its affiliates any gratuity, emolument or payment of any kind from any person having or intending to have any business with Employer or any of its affiliates. Notwithstanding the foregoing, Employee may invest in the stock of publicly traded corporations.

5.07    Privacy of Clients and Customers. Employee shall not breach the privacy of any client or customer of Employer in the course of his employment.

5.08    Non-Competition after Termination of Employment. Employee hereby agrees not to compete directly or indirectly with the business of Employer or any of its affiliates, within Tri-State Region, during the period of employment and for a period of 3 Years following the termination of employment, notwithstanding the cause or reason for termination. As used herein "not to compete" shall mean that Employee shall not own, manage, operate, advise, consult, invest in, be employed in or otherwise assist a business substantially similar to, or competitive with, the present business of Employer or any of its affiliates or such other business activity in which Employer or any of its affiliates may engage during the employment of Employee.

5.09    Non-Solicitation of Clients and Customers after Termination of Employment. Employee agrees that following the termination of his employment for whatever reason, she shall not, either personally or as an employee, consultant or agent for any other entity or person, seek to solicit or carry out any work of the same or similar nature, or offer, develop, license or perform any similar product or service, for any client or customer of Employer or any of its affiliates with which Employee had any contact or dealings while employed by Employer. As used herein "similar product or service" shall mean any product or service similar to that offered, licensed, contemplated or developed by Employer or any of its affiliates during the employment of Employee's by Employer. All records of the accounts of Employer and its affiliates, of any nature and whether existing at the time of Employee's employment, procured through the efforts of Employee or obtained by Employee from any other source, and whether prepared by Employee, Employer or otherwise, shall be the exclusive property of Employer or any of its affiliates regardless of who actually purchased the original book, storage media or other record on which the information is recorded. All such records shall be immediately given to Employer on the termination of Employee's employment, whether or not any dispute exists between Employer and Employee. Employee shall not transact any business pertaining to suppliers or customer of Employer or any of its affiliates which, in any manner, would have or would be likely to have a material adverse effect on Employer or any of its affiliates.

5.10    Non-Solicitation of Other Employees. Employee agrees that she shall not, either personally, or as an employee, consultant or agent for any other entity or person, solicit or engage or employ any employee of Employer or any of its affiliates with whom Employee had any dealings while employed by Employer. Employee shall not induce any employee of Employer or any of its affiliates to terminate his or his employment with Employer or any of its affiliates, or hire or assist in the hiring of any such employee by any other entity or person.

5.11    The Consideration for Employee's Other Obligations. Employee has undertaken the obligations set forth in this Article as part of the consideration for the compensation and benefits to be paid and provided to Employee under this Agreement, and as an additional incentive for Employer to enter into this Agreement.

5.12    Enforcement and Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article by Employee, and Employer shall be entitled to enforce the provisions of Article by specific performance and injunctive relief as a remedy for any such breach or threatened breach. Said remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article, but shall be in addition to all remedies available at law or in equity to Employer and its affiliates, including recovery of damages from Employee or the termination of any payments then owing to Employee under this Agreement.

5.13    Reformation. It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article to be reasonable and necessary for the protection of the proprietary information and business of Employer and its affiliates. Nevertheless, if any of the foregoing restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions set forth in this Article to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

5.14    Intellectual Property. All work done is “work for hire” and any intellectual property developed is property of Company and Contractor agrees, during and after the retainer period, to memorialize that in any form required by the company, included but not limited to signatures for patent applications.

ARTICLE 6:    RESOLVING DISPUTES AND

EMPLOYMENT RELATIONSHIP PROBLEMS

6.01    Arbitration. Any dispute under this Agreement shall be resolved by binding arbitration. Each party shall select one arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association. Arbitration must be demanded within 21 calendar days of the time when the demanding party knows or should have known of the event or events giving rise to the claim unless a later time is agreed to by the other party. Any award rendered shall be made by means of a written opinion explaining the arbitrators' reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

6.02    Injunctive Relief. Employee acknowledges that actual or threatened violations of Article 5 would give rise to irreparable injury to Employer or any of its affiliates, inadequately compensable in damages and, therefore, Employer and its affiliates shall be entitled to seek and obtain injunctive relief against the breach or threatened breach of Employee's obligations and undertakings thereunder, in addition to other legal remedies which may be available.

ARTICLE 7:    TERMINATION OF EMPLOYMENT

7.01    Voluntary Resignation by Employee. Employment under this Agreement may be terminated by Employee by giving written notice to Employer at least thirty days in advance of the termination date stated in such notice. In the event of a termination of employment pursuant to this provision, Employee shall continue to work for Employer until the stated termination date, unless otherwise requested by Employer. The compensation of Employee shall be adjusted as of the date employment terminates.

7.02    Voluntary Termination by Employer. Employment under this Agreement may be terminated by Employer by giving written notice to Employee at least thirty days in advance of the termination date stated in such notice. In the event of a termination of employment pursuant to this provision, Employee may continue to work for Employer until the stated termination date or may terminate his employment prior to said date. The compensation of Employee shall be adjusted as of the date employment terminates.

7.03    Termination by Employer for Cause. Employer may terminate the employment of Employee for cause by written notice to Employee stating the specifics of the cause for termination. The causes for termination include: a conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed; commission of any act of theft, fraud, dishonesty or falsification of any employment or business records of Employer or any of its affiliates; misconduct in connection with the performance of any of Employee's duties including without limitation misappropriation of funds or property of Employer or any of its affiliates, or securing or attempting to secure personally profit in connection with any transaction entered into on behalf of Employer; any violation of law or regulations to which Employer or any of its affiliates is subject; deliberate destruction of any property belonging to Employer or any of its affiliates; harassment of a work colleague or customer; improper disclosure of the confidential or proprietary information of Employer or any of its affiliates; willful actions that Employee knows or should know may have a serious detrimental effect on the business or reputation of Employer or any of its affiliates; serious or repeated failure to follow reasonable instructions of Employer; chronic absenteeism, or failure or inability to perform any reasonable assigned duties after written notice from Employer and a reasonable opportunity to cure; or a material breach by Employee of any provision of this Agreement which is not cured within 30 days written notice. For purposes hereof, termination for "cause" shall not include any act or failure to act on Employee's part if done or omitted to be done by him in demonstrable good faith and with the reasonable belief that his act or omission was in the best interest of Employer or any of its affiliates or pursuant to an express policy of Employer at the time of such act or omission. In the event Employer wishes to investigate any alleged misconduct, Employer may, after discussing the proposal of suspension with Employee and considering Employee's views, suspend Employee on pay while the investigation is carried out.

7.04    Obligations of Employee upon Termination. Upon the termination of Employee's employment for any reason, or at any other time upon the request of Employer, Employee shall immediately return to Employer all information, material or property including without limitation computer disks, printouts, manuals, reports, letters, memos, plans, diagrams, security cards, keys, and laptop computers either belonging to or the responsibility of Employer and all copies of that material, which are in Employee's possession or under his control.

ARTICLE 8:    MISCELLANEOUS

8.01    Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or by Federal Express courier or by registered or certified mail, return receipt requested, with postage prepaid, to Employer or Employee, as the case may be, at their addresses first above written, or at such other addresses as they may designate by notice given hereunder.

8.02    Entire Agreement. This Agreement contains the whole and entire agreement between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party or by anyone acting on behalf of either party, which is not embodied herein.

8.03    Changes Must Be In Writing. This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular unless the same shall be in writing signed by the party to be bound.

8.04    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.05    No Agency or Authority to Contract. Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Employer and Employee or to make Employee jointly liable with Employer for any obligation arising out of the activities or services contemplated by this Agreement. Employee has no right to enter into a contract or otherwise obligate Employer unless Employer gives express written authorization to do so.

8.06    Affiliates. As used in this Agreement the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership of control with, Employer.

8.07    Severability. If any provisions of this Agreement shall be unenforceable or invalid, such unenforceability or invalidity shall not affect the remaining provisions of this Agreement.

8.08    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. Affiliates of Employer shall be third party beneficiaries of Employee's obligations under this Agreement. Employee must personally perform the duties and responsibilities of Employee under this Agreement and no subcontracting or assignment by Employee is permissible unless Employer shall consent thereto in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLOWER TURBINES, INC.

By	/s/ M. Daniel Farb
M. Daniel Farb, President

Warren Stoll